                                                                    EXHIBIT 99.1

Contact:   Janie Maddox
           Post Properties, Inc.
           (404) 846-5056

              POST PROPERTIES ANNOUNCES FIRST QUARTER 2005 EARNINGS Investor/Analyst Conference Call Scheduled for May 3, 2005 at 10:00 a.m. EDT

ATLANTA, May 2, 2005 - Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $2.8 million for the first quarter of 2005, compared to a net loss attributable to common shareholders of $0.9 million for the first quarter of 2004. On a diluted per share basis, net income available to common shareholders was $0.07 for the first quarter of 2005, compared to a net loss attributable to common shareholders of $0.02 for the first quarter of 2004.

The Company uses the National Association of Real Estate Investment Trusts ("NAREIT") definition of Funds from Operations ("FFO") as an operating measure of the Company's financial performance. A reconciliation of FFO to GAAP net income (loss) is included in the financial data (Table 1) accompanying this press release.

FFO for the first quarter of 2005 totaled $22.0 million, or $0.51 per diluted share, compared to $17.8 million, or $0.42 per diluted share, for the first quarter of 2004.

As previously announced and included in the Company's earnings guidance for the first quarter of 2005, the Company's reported FFO of $0.51 per diluted share included a gain of approximately $5.3 million, or $0.12 per diluted share, relating to the sale of its investment in privately-held Rent.com.

A reconciliation of FFO to FFO excluding certain items and accounting charges is included in the financial data (Table 1) accompanying this press release.

MATURE (SAME STORE) COMMUNITY DATA

For the first quarter of 2005, average economic occupancy at the Company's 52 mature (same store) communities, containing 20,028 apartment units, was 93.5%, compared to 93.0% for the first quarter of 2004.

Total revenues for the mature communities increased 0.9% during the first quarter of 2005, compared to the first quarter of 2004, and operating expenses increased 3.7%, producing a 0.9% decrease in same store net operating income
(NOI), or $0.3 million. Excluding the impact of straight-lining long-term ground lease expense, total revenues for the mature communities increased 0.9% during the first quarter of 2005, compared to the first quarter of 2004, and operating expenses increased 2.4%, resulting in comparable same store NOI between periods.

On a sequential basis, total revenues for the mature communities increased 0.5%, while operating expenses increased 5.7%, producing a 2.7% decrease in same store NOI for the first quarter of 2005, compared to the fourth quarter of 2004. Excluding the impact of straight-lining long-term ground lease expense, on a sequential basis, total revenues for the mature communities increased 0.5%, while operating expenses increased 4.4%, producing a 1.9% decrease in same store NOI for the first quarter of 2005, compared to the fourth quarter of 2004. For the first quarter of 2005, average economic occupancy at the mature communities was 93.5% compared to 93.2% for the fourth quarter of 2004.

The Company has long-term ground leases at two of its mature communities located in Atlanta, GA and Washington, D.C. with terms expiring in 2066 and 2074, respectively. These ground leases provide for future increases in minimum lease payments of approximately 2% to 3% per annum that generally compensate for the impact of inflation. The Company has historically expensed these ground leases as incurred, which has not been materially different than recognizing expense on a straight-line basis. Notwithstanding, in the first quarter of 2005, the Company elected to commence straight-lining the future annual escalating rent payments under these long-term ground leases on an undiscounted basis over their respective lives. As a result of this change in the first quarter of 2005, the Company began recognizing approximately $0.3 million, or $0.01 per diluted share, of additional non-cash ground lease expense related to these long-term ground leases. The impact of this additional non-cash ground lease expense had not been included in the Company's previously issued first quarter and full year 2005 earnings guidance.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.

CONDOMINIUM CONVERSION ACTIVITY

In February 2005, the Company announced that it would convert two apartment communities to condominiums through a taxable REIT subsidiary. 588(TM) is comprised of 127 units and is located in the Uptown submarket of Dallas, TX. Hyde Park Walk(TM) is comprised of 134 units and is located in the Hyde Park submarket of Tampa, FL. In the first quarter of 2005, the Company closed the sales of 18 units at 588(TM) for aggregate gross sales prices of approximately $3.5 million and recognized approximately $0.4 million, or $0.01 per diluted share, of incremental gains on condominium sales in FFO. As of April 25, 2005, the Company in the aggregate has closed or has under contract 74 units at 588(TM) and 124 units at Hyde Park Walk(TM). There can be no assurance that condominium units under contract will close.

The Company also announced in April 2005, that it would convert its Post Peachtree(TM) apartment community to condominiums through a taxable REIT subsidiary. The community, which has been renamed The Peachtree Residences(TM), is a 19-story, 121-unit high-rise located in the Buckhead submarket of Atlanta, GA. It is owned through an unconsolidated joint venture and the Company's interest in this venture is 35%. As of April 25, 2005, the joint venture has under contract 10 units at The Peachtree Residences(TM). There can be no assurance that condominium units under contract will close.

ASSET SALES AND DEVELOPMENT ACTIVITY

The Company also announced today that in April 2005, the Company sold Post Bennie Dillon(TM), an 86-unit apartment community in Nashville, TN, and Post American Beauty Mill(TM), an 80-unit apartment community in Dallas, TX, for aggregate gross proceeds of approximately $15.4 million. With the sale of Post Bennie Dillon(TM), the Company has exited the Nashville market and has reduced the number of markets in which it operates to nine. The Company is continuing to hold for sale an additional 2,881 units in Atlanta, GA and Dallas, TX. The aggregate gross sales price for these properties held for sale is expected to total at least $180 million, including the assumption or repayment of approximately $81.6 million of tax-exempt secured indebtedness. The Company expects to close these asset sales in the second and third quarters of 2005.

The Company also announced today that is has closed on the purchase of an approximately 16.7 acre site in the Citrus Park submarket of Tampa, FL where it is in the planning stage of the development of approximately 210 multifamily rental units and 100 for-sale townhouses. The Company currently expects to begin construction in late 2005 or early 2006.

FINANCING ACTIVITY

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners' share of debt) was 49.6% at March 31, 2005. Variable rate debt as a percentage of total debt was 27.4% at March 31, 2005, reflecting the Company's repayment of approximately $125 million of fixed rate, unsecured notes during the first quarter with borrowings from its unsecured revolving lines of credit (including the redemption on March 15, 2005 of its $100 million of 6.85% Mandatory Par Put Remarketed Securities ("MOPPRS")). The Company intends to reduce its outstanding floating rate indebtedness through a combination of permanent financing and asset sales. During the first quarter of 2005, the Company recorded additional amortization expense of approximately $0.65 million, or $0.015 per diluted share, associated with the redemption of the MOPPRS.

A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the Company's financial statements is included in the financial data (Table 4) accompanying this press release.

STOCK REPURCHASE PROGRAM

From January 1, 2005 through April 25, 2005, the Company repurchased 492,200 shares of its common stock totaling approximately $15.4 million under 10b5-1 stock purchase plans, the most recent of which expires on May 31, 2005. These shares were repurchased at an average price of $31.24 per share.

2005 OUTLOOK

The estimates and assumptions presented below are forward-looking and are based on the Company's current and future expected view of apartment market and general economic conditions as well as other factors outlined below. There can be no assurance that assets or condominium units being marketed for sale will close or that the Company's actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its current financial outlook for 2005, the Company expects that net income per share for the full year 2005 will be in the range of $2.31 to $2.89 per diluted share and that FFO will be in the range of $1.77 to $1.93 per diluted share. The Company's net income guidance is unchanged from management's previously issued earnings guidance. The lower end of the Company's FFO range is $0.02 per share higher than management's previously issued earnings guidance, while the upper end of the range is unchanged.

The Company's outlook is based on assumptions that are discussed in detail in the Company's prior quarter earnings release dated February 7, 2005, which is available through the investor relations section of the Company's website at www.postproperties.com. Changes to the assumptions detailed in the February 7, 2005 earnings release include:

      - The Company recognized a gain of $0.12 per diluted share as a result of the sale of its investment in Rent.com. This was at the upper end of the Company's previously estimated range of $0.10 to $0.12 per diluted share.

      - Based on management's expectations regarding the timing and estimates of condominium sales, the Company currently expects that its incremental gains on condominium sales in FFO will be in the range of $0.12 to $0.15 per diluted share as compared to its previously estimated range of $0.07 to $0.13 per diluted share. The Company also expects to realize GAAP accounting gains on condominium sales in 2005 in the range of $0.25 to $0.30 per diluted share as compared to its previously estimated range of $0.22 to $0.28 per diluted share.

      - Partly offsetting the above, the Company expects that interest expense for 2005 will be modestly higher than it had projected, primarily due to management's current assumptions regarding interest rates and its overall capital plan. The Company also expects that property operating expense will be approximately $0.03 per diluted share higher than previously estimated as a result of the Company's decision to begin straight-lining future annual escalating rent payments relating to certain long-term ground leases, as discussed above.

A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for 2005 is included in the financial data (Table 5) accompanying this press release.

SECOND QUARTER 2005 OUTLOOK

For the second quarter of 2005, the Company expects that its net income per share will be in the range of $1.14 to $1.29 per diluted share and that FFO will be in the range of $0.41 to $0.46 per diluted share. The Company's FFO per share outlook range for the second quarter of 2005 includes losses on early extinguishment of indebtedness of approximately $0.03 per diluted share associated with asset sales and related debt assumptions that the Company expects will occur during the quarter. Excluding the losses on early extinguishment of debt, the Company expects that FFO will be in the range of $0.44 to $0.49 per diluted share.

The estimates of per share FFO for the second quarter of 2005 are also based on the following assumptions: an expected increase in same store NOI of 1.0% to 2.0% sequentially, compared to the first quarter 2005, based primarily on revenues that are expected to increase 1.8% to 2.4% sequentially and operating expenses that are expected to increase 2.5% to 3.1% sequentially; incremental condominium gains in FFO expected to be $0.05 to $0.08 per diluted share; increasing short-term interest rates; general and administrative expenses, property management expenses and development costs being relatively in line with the first quarter of 2005; and the sale of five apartment communities held for sale expected to close during the quarter (including the sales of Post American Beauty Mill(TM) and Post Bennie Dillon(TM) discussed above).

A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for the second quarter of 2005 is included in the financial data (Table 5) accompanying this press release.

SUPPLEMENTAL FINANCIAL DATA

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company's operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company's website. The Company's Earnings Release and the Supplemental Financial Data are available through the investor relations section of the Company's web site at www.postproperties.com.

The ability to access the attachments on the Company's web site requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.

NON-GAAP FINANCIAL MEASURES AND OTHER DEFINED TERMS

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company's website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations ("AFFO"), net operating income, same store capital expenditures, FFO and AFFO excluding certain accounting charges, certain debt statistics and ratios and economic gains on property sales. The definitions of these non-GAAP financial measures are summarized below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations - The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company's press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company's FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that "since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company's results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled "net income available to common shareholders" is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations - The Company also uses adjusted funds from operations ("AFFO") as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of straight-line, long-term ground lease expense. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT's ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled "net income (loss) available to common shareholders" is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income - The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT's operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled "net income" is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures - The Company uses same store recurring and non-recurring capital expenditures as cash flow measures. Same store recurring and non-recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store recurring and non-recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company's other operating segments consisting of communities stabilized in the prior year, lease-up communities, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company's presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the Company's consolidated statements of cash flows entitled "recurring capital expenditures" and "non-recurring capital expenditures."

FFO and AFFO Excluding Certain Charges - The Company uses FFO and AFFO excluding certain items and charges, such as preferred stock redemption costs and gains on the sale of technology investments as operating measures. The Company reports FFO and AFFO excluding certain items and charges as alternative financial measures of core operating performance. The Company believes FFO and AFFO before certain items and charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such items and charges. The Company further believes that certain items and charges of the nature incurred in 2005 and 2004 are not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. The Company adjusts FFO and AFFO for preferred stock redemption costs because this item results from financing transactions that are not related to core business performance. The Company further adjusts FFO and AFFO for gains on sales of technology investments because this item is not expected to be repetitive over the long-term and it is therefore meaningful to compute operating performance using adjusted, non-GAAP measures. In addition to the foregoing, the Company believes the investment and analyst communities desire to understand the meaningful components of the Company's performance and that these non-GAAP measures assist in providing such supplemental measures. The Company believes that the most directly comparable GAAP financial measures to FFO and AFFO, excluding certain charges, is the line on the Company's consolidated statements of operations entitled "net income (loss) available to common shareholders."

Debt Statistics and Debt Ratios - The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company's debt agreements, including, among others, the Company's senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company's liquidity.

Economic Gains on Property Sales - The Company uses economic gains on property sales as a supplemental measure of operating performance. Economic gains on property sales are defined as gains on property sales in accordance with GAAP, before accumulated depreciation and any prior period write-downs for asset impairment charges on such assets. The Company believes economic gains on property sales is an important supplemental measure to gains on property sales in accordance with GAAP because it assists investors and analysts in understanding the relationship between the cash proceeds from the sale of an asset and the cash invested in that asset. The Company believes the line on its consolidated statement of operations entitled "gains on sales of real estate assets - discontinued operations" is the most directly comparable GAAP measure to economic gains on property sales.

Average Economic Occupancy - The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

CONFERENCE CALL INFORMATION

The Company will hold its quarterly conference call on Tuesday, May 3, 2005, at 10 a.m. EDT. The telephone numbers are 877-502-9274 for US and Canada callers and 913-981-5584 for international callers. The access code is 4499652. The conference call will be open to the public and can be listened to live on Post's web site at www.postproperties.com under corporate information/investor information. The replay will begin at 1:00 p.m. EDT on May 3, and will be available until Monday, May 9, at 11:59 p.m. EDT. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 4499652. A replay of the call also will be archived on Post's web site under corporate information/investor information. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations section of the Company's web site at www.postproperties.com.

Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company's mission is delivering superior satisfaction and value to its residents, associates, and investors. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post(R) branded resort-style garden apartments and high-density urban apartments with a vision of being the first choice in quality multifamily living. Post is headquartered in Atlanta, Georgia, and has operations in 9 markets across the country.

Nationwide, Post Properties owns 24,357 apartment homes in 61 communities, including 545 apartment units in two communities held in unconsolidated entities and 205 apartment units in one community currently under development. The Company is also developing 145 for-sale condominium homes and is converting 382 apartment units in three communities (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.

FORWARD LOOKING STATEMENT:

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company's anticipated performance for the three months ending June 30, 2005 and the twelve months ending December 31, 2005, asset acquisitions and dispositions planned for 2005 and the sources of financing for acquisitions and the use of proceeds from dispositions, planned condominium conversions, future development activities, plans to access the capital markets for new debt financing and plans to invest in the Company's technology infrastructure. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company's actual results to differ materially from the expected results described in the Company's forward-looking statements: future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company's markets and the effect on occupancy and rental rates; the impact of competition on the Company's business, including competition for tenants and development locations; the Company's ability to obtain financing or self-fund the development or acquisition of additional apartment communities; the uncertainties associated with the Company's current and planned future real estate development, including actual costs exceeding the Company's budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company's expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects of changes in accounting policies and other regulatory matters detailed in the Company's filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption "Risk Factors" in the Company's annual report on Form 10-K dated December 31, 2004 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption "Risk Factors" are specifically incorporated by reference into this press release.

FINANCIAL HIGHLIGHTS
(Unaudited; in thousands, except per share and unit amounts)

                                                                               THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                               ------------------
                                                                                 2005      2004
                                                                               --------  --------
OPERATING DATA
Revenues from continuing operations...................................         $ 71,580  $ 68,686
Net income (loss) available to common shareholders....................         $  2,767  $   (902)
Funds from operations available to common shareholders and
  unitholders (Table 1)...............................................         $ 21,981  $ 17,766
Funds from operations available to common shareholders and
  unitholders, excluding certain items and charges (Table 1)..........         $ 16,714  $ 19,482

Weighted average shares outstanding - diluted.........................           40,167    39,382
Weighted average shares and units outstanding - diluted...............           42,614    42,461

PER COMMON SHARE DATA - DILUTED
Net income (loss) available to common shareholders....................         $   0.07  $  (0.02)

Funds from operations available to common shareholders and
  unitholders (Table 1)(1)............................................         $   0.51  $   0.42

Funds from operations available to common shareholders and
  unitholders, excluding certain items and charges (Table 1)(1).......         $   0.39  $   0.46

Dividends declared....................................................         $   0.45  $   0.45

(1) Funds from operations per share for the three months ended March 31, 2005 and 2004 were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 219 and 55 shares, respectively. Such dilutive securities were antidilutive to all income per share computations in the three months ended March 31, 2005 and 2004, since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles.

TABLE 1

Reconciliation of Net Income (Loss) Available to Common Shareholders to Funds From Operations Available to Common Shareholders and Unitholders (Unaudited; in thousands, except per share amounts)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                          ---------------------
                                                                            2005         2004
                                                                          --------     --------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS....................    $  2,767     $   (902)
  Minority interest of common unitholders - continuing operations.....         (42)        (599)
  Minority interest in discontinued operations........................         210          528
  Depreciation on wholly-owned real estate assets, net................      18,749       20,039
  Depreciation on real estate assets held in unconsolidated entities..         297          327
  Gains on sales of real estate assets - discontinued operations......        (358)      (1,627)
  Incremental gains on condominium sales..............................         358            -
                                                                          --------     --------
FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS AND
  UNITHOLDERS, AS DEFINED.............................................      21,981       17,766
  Gain on sale of technology investment...............................      (5,267)           -
  Redemption costs on preferred stock.................................           -        1,716
                                                                          --------     --------
FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS AND
  UNITHOLDERS, EXCLUDING CERTAIN ITEMS AND CHARGES....................    $ 16,714     $ 19,482
                                                                          ========     ========

Weighted average shares and units outstanding - diluted (1)...........      42,833       42,516
                                                                          ========     ========
Funds from operations - per diluted share and unit (1)................    $   0.51     $   0.42
                                                                          ========     ========
Funds from operations, excluding certain items and charges -
  per diluted share and unit (1)......................................    $   0.39     $   0.46
                                                                          ========     ========

(1) Funds from operations per share for the three months ended March 31, 2005 and 2004 were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 219 and 55 shares, respectively. Such dilutive securities were antidilutive to all income per share computations in the three months ended March 31, 2005 and 2004, since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles.

TABLE 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Loss)
(In thousands)

                                                                              THREE MONTHS ENDED
                                                                 --------------------------------------
                                                                 MARCH 31,    MARCH 31,    DECEMBER 31,
                                                                   2005         2004          2004
                                                                 ---------    ---------    ------------
Total same store NOI..........................................   $  37,569    $  37,903    $     38,631
Property NOI from other operating segments....................       1,147          235             990
                                                                 ---------    ---------    ------------
Consolidated property NOI.....................................      38,716       38,138          39,621
Add (subtract):
   Other revenues.............................................          71           76              64
   Interest income............................................         165          180             177
   Minority interest in consolidated property partnerships....         113          183             133
   Depreciation...............................................     (19,532)     (19,621)        (19,790)
   Interest expense...........................................     (15,679)     (15,421)        (16,006)
   Amortization of deferred financing costs...................      (1,688)      (1,116)         (1,030)
   General and administrative.................................      (5,295)      (4,642)         (5,139)
   Development costs and other expenses.......................      (1,097)        (535)           (136)
   Termination of debt remarketing agreement (interest
    expense)..................................................           -            -         (10,615)
   Loss on early extinguishment of indebtedness...............           -            -          (4,011)
   Equity in income of unconsolidated entities................         147          216             241
   Gain on sale of technology investment......................       5,267            -               -
   Minority interest of preferred unitholders.................           -       (1,400)              -
   Minority interest of common unitholders....................          42          599           1,139
                                                                 ---------    ---------    ------------
   Income (loss) from continuing operations...................       1,230       (3,343)        (15,352)
   Income (loss) from discontinued operations.................       3,446        6,754             845
                                                                 ---------    ---------    ------------
Net income (loss).............................................   $   4,676    $   3,411    $    (14,507)
                                                                 =========    =========    ============

TABLE 3

Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

                                                     THREE MONTHS ENDED,
                                           ----------------------------------------     1Q '05 VS     1Q '05 VS       1Q '05
                                            MARCH 31,     MARCH 31,    DECEMBER 31,       1Q `04       4Q `04        % SAME
                                              2005          2004           2004         % CHANGE       % CHANGE     STORE NOI
                                           ----------     ---------    ------------     ---------     ---------     ---------
Rental and other revenues
   Atlanta...............................  $   27,969     $  27,992    $     28,168       (0.1)%       (0.7)%
   Dallas................................      11,299        11,284          11,291        0.1%         0.1%
   Tampa.................................       7,120         6,796           6,965        4.8%         2.2%
   Washington, DC........................       5,618         5,375           5,530        4.5%         1.6%
   Charlotte.............................       3,168         3,156           3,154        0.4%         0.4%
   Other (1).............................       7,239         7,260           7,017       (0.3)%        3.2%
                                           ----------     ---------    ------------
     Total rental and other revenues.....      62,413        61,863          62,125        0.9%         0.5%
                                           ----------     ---------    ------------

Property operating and maintenance
  expenses (exclusive of
  depreciation and amortization)
   Atlanta (2)...........................      10,693        10,390           9,653        2.9%        10.8%
   Dallas................................       5,198         4,914           5,092        5.8%         2.1%
   Tampa.................................       2,820         2,855           3,109       (1.2)%       (9.3)%
   Washington, DC (2)....................       2,026         1,817           1,646       11.5%        23.1%
   Charlotte.............................       1,063         1,041           1,048        2.1%         1.4%
   Other (1).............................       3,044         2,943           2,946        3.4%         3.3%
                                           ----------     ---------    ------------
     Total...............................      24,844        23,960          23,494        3.7%         5.7%
                                           ----------     ---------    ------------
Net operating income
   Atlanta (2)...........................      17,276        17,602          18,515       (1.9)%       (6.7)%         46.0%
   Dallas................................       6,101         6,370           6,199       (4.2)%       (1.6)%         16.2%
   Tampa.................................       4,300         3,941           3,856        9.1%        11.5%          11.4%
   Washington, DC (2)....................       3,592         3,558           3,884        1.0%        (7.5)%          9.6%
   Charlotte.............................       2,105         2,115           2,106       (0.5)%          -            5.6%
   Other (1).............................       4,195         4,317           4,071       (2.8)%        3.1%          11.2%
                                           ----------     ---------    ------------                                  -----
     Total same store NOI ...............  $   37,569     $  37,903    $     38,631       (0.9)%       (2.7)%        100.0%
                                           ==========     =========    ============                                  =====

(1) Includes communities located in Orlando, FL, Houston, TX, Denver, CO and New York, NY.

(2) Excluding the impact of straight-lining long-term ground lease expense of $145 in Atlanta and $172 in Washington, D.C., property operating and maintenance expenses (exclusive of depreciation and amortization) would have increased 1.5%, 2.0% and 2.4% in Atlanta, Washington, D.C. and in total, respectively, in the first quarter of 2005, compared to the first quarter of 2004, and 9.3%, 12.7% and 4.4% in Atlanta, Washington, D.C. and in total, respectively, in the first quarter of 2005, compared to the fourth quarter of 2004. Excluding the impact of straight-lining long-term ground lease expense, NOI would have increased/(decreased) (1.0)%, 5.8% and 0.0% in Atlanta, Washington, D.C. and in total, respectively, in the first quarter of 2005, compared to the first quarter of 2004, and (5.9)%, (3.1)% and (1.9)% in Atlanta, Washington, D.C. and in total, respectively, in the first quarter of 2005, compared to the fourth quarter of 2004.

TABLE 4

Computation of Debt Ratios
(In thousands)

                                                                                   AS OF MARCH 31,
                                                                           ------------------------------
                                                                                2005             2004
                                                                           ------------      ------------
Total real estate assets per balance sheet............................     $  1,973,778      $  2,050,422
Plus:
Company share of real estate assets held in unconsolidated entities...           43,287            44,329
Company share of accumulated depreciation - assets held in
  unconsolidated entities.............................................            2,250             2,411
Accumulated depreciation per balance sheet............................          470,721           453,077
Accumulated depreciation on assets held for sale......................           69,537            69,822
                                                                           ------------      ------------
Total undepreciated real estate assets (A)............................     $  2,559,573      $  2,620,061
                                                                           ============      ============

Total debt per balance sheet..........................................     $  1,161,240      $  1,198,629
Plus:
Company share of third party debt held in unconsolidated entities.....           23,450            29,292
Less:
Joint venture partners' share of mortgage debt of the company.........          (11,047)                -
                                                                           ------------      ------------
Total debt (adjusted for joint venture partners' share of debt) (B)...     $  1,173,643      $  1,227,921
                                                                           ============      ============

Total debt as a % of undepreciated real estate assets (adjusted for
  joint venture partners' share of debt) (B/A)........................             45.9%             46.9%
                                                                           ============      ============

Total debt per balance sheet..........................................     $  1,161,240      $  1,198,629
Plus:
Company share of third party debt held in unconsolidated entities.....           23,450            29,292
Preferred shares at liquidation value.................................           95,000            95,000
Preferred units at liquidation value..................................                -            70,000
Less:
Joint venture partners' share of mortgage debt of the company.........          (11,047)                -
                                                                           ------------      ------------
Total debt and preferred equity (adjusted for joint venture partners'
  share of debt) (C)..................................................     $  1,268,643      $  1,392,921
                                                                           ============      ============

Total debt and preferred equity as a % of undepreciated assets
  (adjusted for joint venture partners' share of debt) (C/A)..........             49.6%             53.2%
                                                                           ============      ============

TABLE 5

Reconciliation of Forecasted Net Income (Loss) Per Common Share to Forecasted Funds From Operations Per Common Share

                                                         THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                           JUNE 30, 2005                   DECEMBER 31, 2005
                                                    ---------------------------       ---------------------------
                                                    LOW RANGE        HIGH RANGE        LOW RANGE       HIGH RANGE
                                                    ----------       ----------       ----------       ----------
Forecasted net income, per share................    $     1.14       $     1.29       $     2.31       $     2.89
Forecasted real estate depreciation, per share..          0.45             0.44             1.74             1.70
Forecasted gains on property sales, per share...         (1.14)           (1.20)           (2.15)           (2.51)
Forecasted gains on condominium sales, per
  share.........................................         (0.09)           (0.15)           (0.25)           (0.30)
Forecasted incremental gains on condominium
  sales included in funds from operations, per
  share.........................................          0.05             0.08             0.12             0.15
                                                    ----------       ----------       ----------       ----------
Forecasted funds from operations, per share.....          0.41             0.46             1.77             1.93
Forecasted loss on early extinguishment of debt
  associated with asset sales, per share........          0.03             0.03             0.08             0.07
Gain on sale of technology investment, per
  share.........................................             -                -            (0.12)           (0.12)
                                                    ----------       ----------       ----------       ----------
Forecasted funds from operations, excluding
  debt extinguishment costs and technology
  investment gain, per share....................    $     0.44       $     0.49       $     1.73       $     1.88
                                                    ==========       ==========       ==========       ==========